Exhibit 10.5

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of March 9, 2015, is made and entered into between the undersigned stockholder (“Stockholder”) of Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), and Penelope Mining LLC, a Delaware limited liability company (“Investor”). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

Recitals:

A. The Company, Investor, and Mineral del Norte, S.A. de C.V., a Mexican sociedad anonima, intend to enter into a Stock Purchase Agreement (the “Purchase Agreement”), providing for, among other things, the purchase by Investor of up to 31,300,297 shares of Class AA Preferred Stock pursuant to the terms and conditions of the Purchase Agreement (the “Investment”).

B. A condition to closing the Investment is the amendment of the Company’s existing Articles of Incorporation to (i) effect a 1-for-6 reverse stock split, (ii) adjust the Company’s authorized capitalization, (iii) establish a classified board of directors, and (iv) reflect such other amendments as may be necessary to consummate the Investment (the “Charter Amendments”).

C. In order to induce Investor to enter into the Purchase Agreement and consummate the Investment, Stockholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of Common Stock beneficially owned by Stockholder as described on the signature page hereto (the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Representations of Stockholder. Stockholder represents and warrants to Investor that:

(a) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of the Shares free and clear of all liens and encumbrances, and except pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Shares.

(b) Stockholder does not beneficially own any shares of Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement (“Options”).

(c) Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 2(a) below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

Section 2. Agreement to Vote Shares; Irrevocable Proxy.

(a) Stockholder agrees during the term of this Agreement to vote the Shares (whether at a meeting of stockholders or via written consent in lieu thereof), and to cause any holder of record of Shares to vote such Shares (whether at a meeting of stockholders or via written consent in lieu thereof): (i) in favor of the Investment, the Purchase Agreement, the Charter Amendments, any other Transaction Documents and such other reasonable and related matters put before the Company’s stockholders; and (ii) against (1) any Alternative Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or any other Transaction Document or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to adversely affect the timely consummation of the Investment or the fulfilment of Investor’s or the Company’s conditions under the Purchase Agreement or any other Transaction Document or change in any manner the voting rights of any class of shares of the Company.

(b) Stockholder hereby appoints Investor and any designee of Investor, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

Section 3. No Voting Trusts or Other Arrangement. Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Investor.

Section 4. Transfer and Encumbrance. Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein without Investor’s prior written consent. Any attempted Transfer of Shares or any interest therein in violation of this Section 4 shall be null and void.

Section 5. Additional Shares. All shares of Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement. Upon any such acquisition, the definition of Shares shall be deemed to include such Common Stock, and stockholder shall notify investor in writing of such acquisition.

Section 6. Waiver of Appraisal and Dissenters’ Rights. Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Investment and/or related transactions that Stockholder may have by virtue of ownership of the Shares.

Section 7. Termination. This Agreement shall terminate upon the earliest to occur of (a) the Initial Closing and (b) the date on which the Purchase Agreement is terminated in accordance with its terms.

Section 8. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

Section 9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to Investor, to:	Penelope Mining LLC
c/o: Minera del Norte S.A. de C.V.
Campos Eliseos No. 29
Col. Rincon del Bosque
11580 Mexico D.F.
Mexico
Attention: General Counsel
Facsimile: 52 866 633-8050

with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Maurice M. Lefkort
Facsimile: (212) 728-8111

If to Stockholder:	c/o Odyssey Marine Exploration, Inc.
5215 W. Laurel Street
Suite 210
Tampa, FL 32207
Attention: Corporate Secretary

Section 11. Miscellaneous.

(a) This Agreement and any dispute, controversy or proceeding arising out of or relating to this Agreement or the subject matter hereof or the relationship among the parties hereto or thereto in connection herewith or therewith (in each case whether in contract, tort, common or statutory law, equity or otherwise) shall be governed by the substantive laws of the State of New York without regard to conflict of law principles thereof or of any other jurisdiction that would cause the application of laws of any jurisdiction other than those of the State of New York.

(b) Any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement or the subject matter hereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, or (iii) the relationship among the parties hereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise, shall be brought exclusively in either (x) the United States District Court for the Southern District of New York, to the extent that such court has subject matter jurisdiction, or (y) the Commercial Division of the Supreme Court of the State of New York in the County of New York (or if such court lacks subject matter jurisdiction, in the courts of the State of New York in the County of New York) (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract, common or statutory law, equity or otherwise arising out of or relating to this Agreement or the subject matter hereof in any court other than the Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such Designated Court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Investor may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Any assignment contrary to the provisions of this Section 11(h) shall be null and void.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

INVESTOR:

PENELOPE MINING LLC

By:	/s/ Andres Gonzalez Saravia

Name:	Andres Gonzalez Saravia

Title:	Attorney in fact

STOCKHOLDER:

Signature of Stockholder

Print Name of Stockholder

No. Shares:

No. Options:

SCHEDULE PURSUANT TO INSTRUCTION 2

TO

ITEM 601 OF REGULATION S-K

In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company is only filing one copy of this Voting Agreement because the individuals listed below entered into separate Voting Agreements that are substantially identical in all material respects except as to the parties thereto and other details. The following sets forth the names of the individuals and the number of shares and options held by each of them:

Name	No. Shares	No. Options

B. Baker	172,379	10,000

L. Barton	198,134	159,989

M. Cohen	27,048	10,000

P. Devine	73,580	85,019

M. Gordon	342,027	342,879

M. Justh	110,063	—

J. Longley	16,494	62,515

M. MacConnel	122,012	255,760

J. Nudi	120,881	122,511

J. Opperman	5,056	18,457

D. Saul	1,111,007	10,000

J. Sawyer	207,992	10,000

G. Stemm	2,421,006	569,553

R. Truman	45,412	111,530